Exhibit 99.1

Alector Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update

Advancing the Alector Brain Carrier (ABC) platform across multiple therapeutic modalities, including antibodies, enzymes, and siRNA, with continued progress across AL137 (ABC-enabled anti-amyloid antibody for Alzheimer’s Disease), AL050 (ABC-enabled GCase Enzyme Replacement Therapy for Parkinson’s Disease) and AL064 (ABC-enabled Tau siRNA for Alzheimer’s Disease)

Independent interim futility analysis of the PROGRESS-AD Phase 2 trial of nivisnebart (AL101) in early Alzheimer’s disease expected in the first half of 2026

$256.0 million in cash, cash equivalents and investments provide runway at least through 2027

SOUTH SAN FRANCISCO, Calif., Feb 25, 2026 – Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today reported fourth quarter and full year 2025 financial results and recent portfolio and business updates. As of December 31, 2025, Alector’s cash, cash equivalents, and investments totaled $256.0 million.

“Alector’s strength lies in the combination of a highly differentiated blood-brain barrier platform and a team with deep experience executing complex neurodegenerative programs,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “Following more than six years of focused investment in our ABC technology, we believe the breadth, flexibility, and tunability of our ABC platform position us to translate scientific innovation into exciting clinical-stage assets. At the same time, we continue to advance the PROGRESS-AD Phase 2 trial of nivisnebart (AL101) in early Alzheimer’s disease, together with GSK, toward an independent interim futility analysis in the first half of 2026.”

Recent Program Updates

Alector Brain Carrier (ABC): Preclinical and Research Pipeline

Alector’s pipeline leverages its proprietary blood-brain barrier platform, Alector Brain Carrier (ABC), which has been developed to enhance the delivery of therapeutics to the brain. ABC is designed to enable peripheral dosing and is adaptable across multiple drug modalities, including antibodies, enzymes, and siRNA.

Built on core design principles of versatility, optimized binding properties, and translatability, ABC is intended to enable targeted brain delivery with improved safety and efficacy. ABC-enabled candidates have demonstrated robust brain penetration in preclinical studies, providing the basis for advancing multiple programs targeting neurodegenerative diseases.

AL137

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Alector continues to advance AL137, its lead ABC-enabled anti-amyloid beta (Aβ) antibody for the treatment of AD, through investigational new drug (IND)-enabling studies. The company expects to file an IND application in Q4 2026 / Q1 2027, based on the timing of GMP clinical supply production.

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AL137 is engineered for optimal brain uptake, potency, safety, and convenience. The candidate comprises a high-affinity, fully human antibody that selectively binds PyroGlu3, a validated epitope on toxic amyloid beta found in plaques and retains an active effector function intended to facilitate myeloid-mediated plaque clearance. AL137 incorporates Alector’s proprietary ABC technology with tuned transferrin receptor binding, designed to facilitate brain penetration and plaque removal while minimizing hematologic effects. In preclinical studies to date, AL137 has demonstrated robust brain uptake at low doses, supporting further advancement and the potential for low-dose, subcutaneous administration.

AL050

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Alector continues to progress AL050, its ABC-enabled engineered glucocerebrosidase (GCase) enzyme replacement therapy (ERT) for PD, through preclinical development. The company is targeting submission of an IND application in 2027.

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AL050 is designed to address key challenges associated with enzyme delivery to the brain, featuring an engineered GCase with improved activity and stability and a silenced effector function to maximize safety, paired with Alector’s tunable ABC technology. Preclinical studies to date have demonstrated increased GCase activity and reduced toxic substrate accumulation, supporting its continued preclinical development as a potential therapy for PD and Lewy body dementia associated with GBA loss-of-function mutations.

ABC siRNA Platform

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Alector continues to advance its ABC-enabled siRNA platform, which is designed to enable peripheral dosing, offering the potential for more convenient administration compared with traditional intrathecal delivery.

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Alector has selected lead candidate, AL064 for its ABC-enabled tau siRNA program for the treatment of AD and other tauopathies and is advancing it to IND-enabling studies.

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In addition to AL064, the company is advancing early-stage siRNA programs toward lead candidate selection, including ADP062-ABC (PD), an alpha-synuclein siRNA, and ADP065-ABC (multiple neurodegenerative conditions), an NLRP3 siRNA, reflecting the broad applicability of the ABC platform across disease mechanisms.

Progranulin Programs (nivisnebart (AL101/GSK4527226) and latozinemab (AL001)) in Collaboration with GSK

Nivisnebart (AL101/GSK4527226)

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The global, randomized, double blind, placebo-controlled PROGRESS-AD Phase 2 clinical trial of nivisnebart (AL101/GSK4527226) in early AD remains ongoing.

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An independent interim futility analysis for the PROGRESS-AD trial is planned for the first half of 2026.

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Nivisnebart is an investigational human monoclonal antibody designed to block and internalize the sortilin receptor, leading to increased levels of progranulin (PGRN) in the brain. It has pharmacokinetic and pharmacodynamic properties that may make it suitable for the potential treatment of more prevalent neurodegenerative diseases.

Latozinemab (AL001)

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Alector plans to present the results from the INFRONT-3 Phase 3 clinical trial at an upcoming scientific meeting in 1H 2026.

Fourth Quarter 2025 Financial Results

Revenue. Collaboration revenue for the quarter ended December 31, 2025, was $6.2 million, compared to $54.2 million for the same period in 2024. Collaboration revenue for the year ended December 31, 2025, was $21.0 million, compared to $100.6 million for the same period in 2024. The decrease in year-over-year collaborative revenue was primarily due to the satisfaction of the performance obligations associated with the AL002 program and the latozinemab FTD-C9orf72 Phase 2 trial in the fourth quarter of 2024, resulting in lower revenue recognized in 2025.

R&D Expenses. Total research and development expenses for the quarter ended December 31, 2025, were $32.5 million, compared to $46.5 million for the same period in

2024. Total research and development expenses for the year ended December 31, 2025, were $123.1 million compared to $185.9 million for the same period in 2024. The decrease in year-over-year R&D expenses was mainly due to a decrease in research and development expenses for the AL002 program as well as a decrease in personnel related costs as a result of the reductions in force.

G&A Expenses. Total general and administrative expenses for the quarter ended December 31, 2025, were $13.3 million compared to $15.0 million for the same period in 2024. Total general and administrative expenses for the year ended December 31, 2025, were $54.0 million compared to $59.6 million for the same period in 2024. The decrease in year-over-year G&A expenses was primarily due to a decrease in personnel related costs as a result of the reductions in force.

Net Loss. For the quarter ended December 31, 2025, Alector reported a net loss of $37.3 million, or $0.34 net loss per share, compared to a net loss of $2.1 million, or $0.02 net loss per share, for the same period in 2024. For the year ended December 31, 2025, Alector reported a net loss of $142.9 million or $1.39 net loss per share, compared to a net loss of $119.0 million or $1.23 net loss per share, for the same period in 2024.

Cash Position. Cash, cash equivalents, and investments were $256.0 million as of December 31, 2025. Management expects that this will be sufficient to fund current operations at least through 2027.

About Alector

Alector is a clinical-stage biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as Alzheimer’s disease, Parkinson's disease, and frontotemporal dementia. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being applied to its preclinical and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, research and preclinical pipeline, blood-brain barrier technology platform, planned and ongoing preclinical studies and clinical trials, anticipated timing of and detail regarding release of data for PROGRESS-AD, expected milestones, expectations of our collaborations and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	December 31, 2025	December 31, 2024

Cash, cash equivalents, and marketable securities	$256,024	$413,397
Total assets	293,237	468,303
Total current liabilities (excluding deferred revenue)	62,819	101,396
Deferred revenue (including current portion)	171,221	195,832
Total liabilities	262,588	341,503
Total stockholders’ equity	30,649	126,800

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Collaboration revenue	$6,237	$54,240	$21,045	$100,558
Operating expenses:
Research and development	32,463	46,461	123,065	185,940
General and administrative	13,340	15,028	53,987	59,615
Total operating expenses	45,803	61,489	177,052	245,555
Loss from operations	(39,566)	(7,249)	(156,007)	(144,997)
Other income, net	2,467	5,223	13,246	26,076
Net loss before income tax	(37,099)	(2,026)	(142,761)	(118,921)
Income tax expense	168	48	168	128
Net loss	$(37,267)	$(2,074)	$(142,929)	$(119,049)
Net loss per share, basic and diluted	$(0.34)	$(0.02)	$(1.39)	$(1.23)
Shares used in computing net loss per share basic and diluted	109,521,640	98,319,416	102,998,978	96,588,177

Alector Contacts:
Argot Partners (media)
David Rosen
(212) 600-1494
alector@argotpartners.com

Argot Partners (investors)
Laura Perry
(212) 600-1902
alector@argotpartners.com